Exhibit 2.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”), is made and entered into as of October 29, 2024, by and among Dragon Interactive, Inc., a Nevada corporation (“Buyer”), RPM Interactive, Inc., a Florida corporation (the “Company”), and the shareholders of the Company identified on Schedule A annexed hereto (each a “Shareholder” and collectively, the “Shareholders”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the Company has approximately 100 shares of common stock (the “Shares”) outstanding, 100% of which are held by the Shareholders (the “Company Shares”). The Shareholders have agreed to transfer the Shares to Buyer in exchange for 3,500,000 shares of common stock, par value $0.0001 per share of Buyer (the “Buyer Common Stock”), as otherwise set forth herein;

WHEREAS, the exchange of shares for Buyer Common Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code;

WHEREAS, the Board of Directors of each of the Buyer and the Company has determined that it is desirable and in the best interests of the shareholder of their respective companies to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

EXCHANGE OF SHARES

1.1. Exchange by the Shareholder. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to the Buyer the Company Shares owned by the Shareholder free and clear of all Liens of in exchange for the Buyer Common Stock (the “Exchange Consideration”).

1.2. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Buyer, commencing upon the satisfaction or waiver of all conditions and obligations of the parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS OF THE SHAREHOLDERS

Each Shareholder represents and warrants to the Buyer, as follows:

2.1 Good Title. The Shareholder is the record and beneficial owner, and has good and marketable title to the Shares being exchanged by such Shareholder pursuant to this Agreement as set forth on Schedule A, with the right and authority to sell and deliver such Shares to Buyer as provided herein. Upon registering of the Buyer as the new owner of such Shares in the share register of the Company, the Buyer will receive good title to such Shares, free and clear of all Liens.

2.2 Power and Authority. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. The obligations of the Shareholder under this Agreement constitute legal, valid and binding obligations of the Shareholder, enforceable against Shareholder in accordance with the terms hereof.

2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to Shareholder; and (iii) will not violate or breach any contractual obligation to which Shareholder is a party.

2.4 No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated under this Agreement that the Company or the Buyer will be responsible for.

2.5 Purchase Entirely for Own Account. The Buyer Common Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Buyer Common Stock, except in compliance with applicable securities laws.

2.6 Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. Shareholder acknowledges that an investment in the Buyer Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.7 Non-Registration. The Shareholder understands that the Exchange Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Consideration in accordance with the Buyer charter documents or the laws of its jurisdiction of incorporation.

2.8 Restricted Securities. The Shareholder understands that the Exchange Consideration is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Exchange Consideration would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Exchange Consideration is issued to the Shareholder in accordance with the provisions of this Agreement, such Exchange Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

2.9 Legends. The Shareholder understands that the Exchange Consideration will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.10 Accredited Investor. Except as set forth on the signature page to this Agreement, the Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

The Shareholders and the Company jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedules delivered by the Company to Buyer (the “Company Disclosure Schedule”) which have been provided to Buyer prior to the date hereof.

3.1. Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2. Subsidiaries. The Subsidiaries of the Company, and the authorized and outstanding capital stock of each are set forth on Schedule 3.2. All of the outstanding capital stock of the Company’s Subsidiaries are owned by Company free and clear of all Liens. Other than as set forth on Schedule 3.2, the Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3. Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company or any Subsidiary, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.3. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except on Schedule 3.3, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.

3.4. Corporate Authority; Noncontravention. The Company has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company and the Shareholders. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Articles of Incorporation, Bylaws or other organizational or charter documents of the Company (copies of which have been provided to Buyer on or prior to the date of this Agreement) (the “Company Charter Documents”), (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company or the Shareholder, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Shareholder, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the Transactions.

3.5. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

3.6. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.7. Litigation; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or any Subsidiary or prevent, hinder or materially delay the ability of the Company to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Neither the Company, any Subsidiary nor to the Company’s Knowledge, any director or officer of the Company or any Subsidiary thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company and any Subsidiary there is not pending or contemplated, any investigation by the Securities and Exchange Commission (the “SEC”) involving the Company, any Subsidiary or any current or former director or officer of the Company or any Subsidiary.

(b) The conduct of the business of the Company and any Subsidiary complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to the Company and any Subsidiary.

3.8. Tax Returns and Tax Payments.

(a) The Company and any Subsidiary has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). No claim has ever been made in writing or otherwise addressed to the Company or any Subsidiary by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since August 23, 2024, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of the Company or any Subsidiary or is being asserted against the Company or any Subsidiary, no audit of any Tax Return of the Company or any Subsidiary is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any Subsidiary and is currently in effect. The Company and any Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.9. Material Agreements.

(a) Schedule 3.9 lists the following contracts and other agreements (“Company Material Agreements”) to which the Company or any Subsidiary is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $5,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors and managers or any employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days’ notice; (vi) any agreement with any current or former officer, director, shareholder, members, manager or affiliate; (vii) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the assets, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Buyer either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Company or any Subsidiary is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) no material provision of the agreement has been repudiated.

3.10. Board Recommendation. The Board of Directors of the Company have determined that the terms of the Transactions are fair to and in the best interests of the respective shareholders of the Company.

3.11. No Registration of Securities. The Company understands and acknowledges that except as set forth in this Agreement, the offering, exchange and issuance of the Exchange Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and that Buyer’s reliance upon such exemption is predicated in part upon the Company’s and the Shareholders’ representations herein.

3.12. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.13. Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

3.14. Bad Actor Disqualification. With respect to the Exchange Consideration to be issued hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), none of the Shareholders, the Company, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Shareholder’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Shareholder has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Buyer a copy of any disclosures provided thereunder as set forth on Schedule 3.14.

3.15. Liabilities. Neither the Company nor any Subsidiary has any liabilities, indebtedness or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise).

3.16. Bank Accounts. The Company has such bank accounts at such banks and with such account numbers as set forth on Schedule 3.16.

3.17. Bankruptcy. The Company has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up.

4.26. No SEC or FINRA Inquiries. Neither the Company, any Subsidiary nor any of its officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

3.17. Full Disclosure. All of the representations and warranties made by the Company and the Subsidiaries in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Buyer or its representatives by or on behalf of any of the Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and to the Shareholders that, except as set forth in Buyer Disclosure Schedule:

4.1. Organization, Standing, Corporate Power and Quotation of Common Stock. Buyer and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2. Capital Structure of Buyer. Immediately prior to the issuance of the Exchange Consideration at Closing, as of the date of this Agreement, the Buyer has 180,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 35,663,326 shares of common stock are outstanding. No shares of common stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise (except as described below). All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Buyer Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Buyer or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Buyer is or could be required to register shares of Buyer Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Buyer with respect to securities of the Buyer.

4.3. Corporate Authority; Noncontravention. Buyer has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer under, (i) the Articles of Incorporation, Bylaws, or other charter documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Buyer, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Buyer, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Buyer or could not prevent, hinder or materially delay the ability of Buyer to consummate the Transactions.

4.4. No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Buyer’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Buyer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Buyer or Subsidiary debt or otherwise) or other understanding to which the Buyer or any Subsidiary is a party or by which any property or asset of the Buyer or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Buyer or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.6. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.7. Litigation; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

(b) The conduct of the business of the Company and any Subsidiary complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to the Company.

4.8. Tax Returns and Tax Payments.

(a)  Buyer has filed all Tax Returns required to be filed by it (taking into account all applicable extensions or agreed payment schedules). No claim has ever been made in writing or otherwise addressed to Buyer or any of its Subsidiaries by a taxing authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Buyer has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Buyer or any of its Subsidiaries or is being asserted against Buyer or any of its Subsidiaries, no audit of any Tax Return of Buyer or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Buyer or any of its Subsidiaries and is currently in effect. Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.9. Board Determination. The Board of Directors of Buyer has determined as of the Closing Date that the terms of the Transactions are fair to and in the best interests of Buyer and its stockholders.

4.10. Due Authorization. Buyer represents that the issuance of the Exchange Consideration will be in compliance with applicable Law and the Articles of Incorporation and Bylaws of Buyer. The Exchange Consideration has been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.11. Compliance. Buyer is not: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any Subsidiary under), nor has the Buyer received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12. Full Disclosure. All of the representations and warranties made by Buyer in this Agreement, including the Buyer Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Buyer:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Satisfaction of Conditions Precedent. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and the Company will use its commercially reasonable efforts to cause the Transactions to be consummated.

5.3. No Other Negotiations. As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Buyer to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Buyer nor the Company shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Buyer thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Buyer promptly informed of any developments with respect to same.

5.4. Access. The Company shall afford to Buyer, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Buyer or its representatives may reasonably request.

5.5. Notification of Certain Matters. The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Buyer.

5.6. Audit Requirements. The Company shall use commercially reasonable efforts to undertake an audit of its financial statements which would be required to be included in a registration statement to be filed by the Buyer with the SEC. Buyer and the Company shall act in good faith and take such further assurances as are necessary to comply with the requirements set forth in this Section.

5.7. Bank Accounts. On the Closing Date, Buyer shall take appropriate steps to transfer all cash on hand and maintained in the bank accounts identified in Schedule 3.16 to one bank account as identified on Schedule 3.16 and wire all cash to a bank account of the Company as designed in writing between the parties. Following execution of this Agreement, Buyer shall take all necessary steps, as soon as commercially practicable after the Closing Date, to close all bank accounts in the name of the Company and shall provide evidence of such closures to the Company, in form and substance reasonably acceptable to the Company. In addition, following the execution of this Agreement, any check, withdrawal, wire or other deduction from any Buyer bank account in excess of $10,000 shall require the approval and signature of Darin Myman, or such other representative of the Buyer as may be identified on or after the date of this Agreement.

ARTICLE 6

COVENANTS OF THE BUYER

6.1. Conduct of the Buyer Business. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Buyer shall not, unless agreed to in writing by the Company:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Buyer;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

6.2 Access. Buyer shall afford to the Company and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Buyer’s properties, books, contracts, commitments, personnel and records and, during such period, the Buyer shall furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.

6.3. No Other Negotiations. As of the date of this Agreement, the Buyer has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition including, without limitation, any agreement or understanding that would require the Buyer to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Buyer nor the Company shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Buyer and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to either Party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Buyer and its Affiliates.

If either party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Buyer thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Buyer promptly informed of any developments with respect to same.

 6.3. Notification of Certain Matters. The Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Buyer representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

6.4. Satisfaction of Conditions Precedent. During the term of this Agreement, Buyer will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and Buyer will use its commercially reasonable efforts to cause the Transactions to be consummated.

6.5. Delivery of Certificates for Exchange Consideration. As soon as practicable after the Closing Date, the Buyer shall deliver or cause to be delivered to the Shareholder certificates or book entry statements for the Exchange Consideration.

ARTICLE 7

COVENANTS OF BUYER, THE SHAREHOLDERS AND THE COMPANY

7.1. Notices of Certain Events. The Company and Buyer shall promptly notify each party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the Transactions or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to any party hereunder.

7.2. Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3. Transfer Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Buyer and the Company agree that the Company will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Transactions or the surrender of the Shares pursuant thereto (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes.

7.4. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Transactions or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.5. Fees and Expenses. Each party will be responsible for all of the legal, accounting and other expenses incurred by such party hereto in connection with the Transactions.

7.6. Regulatory Matters and Approvals. Each of the Shareholder, the Company and the Buyer will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

ARTICLE 8

CONDITIONS TO CLOSING

8.1. Condition to Obligation of Each Party to Effect the Transactions. The respective obligations of Buyer, each Shareholder and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Director and Officer Appointments. As of the Closing Date, Company shall have taken all action to cause (a) the persons as set forth on Schedule 8.1 to be appointed as the Company’s new directors and officers, and (b) the current officers and directors of the Company as set forth on Schedule 8.1 to resign from the Buyer and (c) the persons as set forth on Schedule 8.1 to be appointed as the Buyer’s board of directors.

8.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Officer’s Certificate of Buyer. The Buyer shall have received a certificate executed on behalf of the Company by an executive officer of the Company, confirming that the conditions set forth in Sections 8.2 (a) and (b) have been satisfied.

(d) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement and the Transactions; (ii) the Company Charter Documents as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(e) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(f) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

(h) Resignations. The current officers and directors of the Company shall submit written resignations from their respective positions with the Company and Company shall provide copies of such resignations to the Buyer.

8.3. Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and each Shareholder to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Officer’s Certificate of Buyer. The Company shall have received a certificate executed on behalf of Buyer by an executive officer of Buyer, confirming that the conditions set forth in Sections 8.3 (a) and (b) have been satisfied.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Buyer other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

ARTICLE 9

TERMINATION; SURVIVAL; INDEMNIFICATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the Company and Buyer duly authorized by the Boards of Directors of the Company and Buyer;

(b) by either the Company or Buyer, if the other party (which, in the case of Company, shall mean Company or any Shareholder) has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Transactions;

(c) by any party, if all the conditions to the obligations of such party for Closing the Transactions shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d) by any party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Transactions shall have been issued and shall have become final and nonappealable.

As used herein, the “Final Date” shall be December 31, 2024.

9.2. Notice of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time. This Section 9.4 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the transactions contemplated by this Agreement.

ARTICLE 10

GENERAL PROVISIONS

10.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)	If to Buyer:

204 Neilson Street

New Brunswick, NJ 08901

Attention: Darin Myman, CEO

Email: [*]

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard Friedman, Stephen Cohen

Email: rafriedman@sheppardmullin.com, scohen@sheppardmullin.com

(any communication by US Mail or delivery service shall also be send by email)

(b)	If to the Company or Shareholder:

RPM Interactive, Inc.

C/o Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard

Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael Harris

Email: [*]

with a copy to (which shall not constitute notice):

 Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard

Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael Harris

Email: mharris@nasonyeager.com

10.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

10.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however the parties may assign this agreement to an Affiliate or successor-in-interest to all or substantially all of such respective party’s business provided such party agrees to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

10.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.11. Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.12. Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

10.13. Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Buyer, the Company and/or Shareholder, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Buyer Disclosure Schedule.

10.14. Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

Buyer:

DRAGON INTERACTIVE, INC., a Nevada corporation

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	Chief Executive Officer

Company:

RPM INTERACTIVE, INC., a Florida corporation

By:	/s/ Michael Mathews
Name:	Michael Mathews
Title:	Chief Executive Officer

MICHAEL AND NANCY MATHEWS, TENANTS BY THE ENTIRETIES

/s/ Michael Mathews
Michael Mathews

/s/ Nancy Mathews
Nancy Mathews

SCHEDULE A

Shareholder	Class of Shares Owned	Number of Shares Owned	Class of Shares to be issued	Number of Shares to be issued
Michael and Nancy Mathews, Tenants by the Entireties	Common Stock	100	Common Stock	3,500,000

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Alternative Acquisition” means any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company or the Buyer (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Transactions, including a firm proposal to make such an acquisition.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Buyer to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; to be free from doubt, any breach of any agreement between the Company and/or the Shareholders shall be considered a Material Adverse Effect; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.